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                                                                      EXHIBIT 51

Jane A. Sample
Churchill Communications Corp.
Sample Mailgram
123 Main Street
Anywhere, NY 12345-1234


March 5, 1998

Dear Safety-Kleen Shareholder:

                             YOUR VOTE IS CRITICAL

     The meeting of Safety-Kleen shareholders to approve SK Parent Corp.'s $27 per share all-cash merger is only THREE DAYS AWAY, and your vote FOR the merger is needed.

     You must act NOW to obtain the $27 per share value for your Safety-Kleen shares. Your vote FOR the SK Parent Corp. merger is a vote for a transaction that locks in your money without any of the stock ownership risks associated with the alternative part-stock/part-cash offer.

     Remember: On August 7, the day before your Board of Directors initiated its process to maximize shareholder value, Safety-Kleen shares closed at $17.81. SK Parent's $27 per share all-cash merger offer represents a 52 PERCENT INCREASE IN VALUE since then.

     For you to receive $27 in cash for your Safety-Kleen shares, we need holders of two thirds of Safety-Kleen shares to vote FOR the SK Parent Corp. merger. We expect that subject to receiving that vote, we will conclude this transaction and shareholders will receive their money promptly after the vote is certified.


       TOLL-FREE PROXYGRAM OPERATORS WHO ARE INDEPENDENT OF THE COMPANY
                        ARE AVAILABLE TO ASSIST YOU NOW

                                 INSTRUCTIONS

1. Call toll-free 1-800-437-7699 between 8:00 a.m. and 12:00 midnight eastern time.

2. Tell the operator that you wish to send a collect ProxyGram to ID No. 8042, Safety-Kleen Corp.

3.  State your name, address and telephone number.

4. State the bank or broker at which your shares are held and your control number as shown below:

                 Name:             <NA.1>
                 Broker:           <Broker>
                 Control number:   <ControlNum>
                 Number of shares: <NumShares>


           The Board of Directors recommends a vote FOR proposal 1.

1. Approve the Agreement and Plan of Merger dated as of November 20, 1997, which provides for the merger of SK Acquisition Corp., a wholly-owned subsidiary of SK Parent Corp., with and into Safety-Kleen.

    (  ) FOR                 (  ) AGAINST                 (  ) ABSTAIN